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EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

         This Agreement is made as of this 1st day of May, 2001, by and between Primedex Health Systems, Inc., a New York corporation, having its principal place of business at 1516 Cotner Avenue, Los Angeles, California 90025, hereinafter referred to as Employer, and Norman Hames, 4208 Saddlecrest Lane, Westlake Village, California 91361, hereinafter referred to as Employee. Employee shall serve as Vice President and Chief Operations Officer of Employer.

                                     PART 1.
                               TERMS OF EMPLOYMENT

         Section 1.1. PERIOD OF EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with the Employer for a period of three (3) years, commencing on the date hereinabove stated, and terminating three (3) years thence. As used herein, the phrase "Employment Term" refers to the actual period of employment of Employee by Employer hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement by Employer and Employee. At the end of the initial three-year term this Agreement shall automatically renew for successive one (1) year terms unless either party delivers written notice of such Party's intention not to renew at least ninety (90) days prior to the then applicable termination date.

         Section 1.2. EARLY TERMINATION FOR CAUSE.

                  (a) Either Party may immediately terminate this Agreement for cause, which shall be any material breach of this Agreement which persists thirty (30) days after the noticed Party is served notice, as described in
Section 6.2. Employer may immediately terminate this Agreement for cause, if Employee willfully breaches or habitually neglects the duties Employee is required to perform under the terms of this Agreement, or commits any acts of a criminal nature, fraud, dishonesty, misrepresentation, or any acts of moral turpitude. In any such case, Employer may terminate this Agreement by giving written notice to Employee advising Employee of the specific acts or omissions constituting the basis for such termination and such acts or omissions continue

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after Employee shall have had reasonable opportunity (which shall be defined as
15 days from the date Employee received said notice) to correct the specific acts or omissions, which termination shall become effective if Employee has not cured the complained of acts, or omissions, or if not capable of complete cure within the 15 day period, then begun the cure and proceeds diligently to completion. A termination shall be without prejudice to any other remedy to which Employer or Employee may be entitled, either by Law, or in equity, or under the terms of this Agreement.

                  (b) Notwithstanding any provision of this Agreement, if Employer terminates this Agreement pursuant to Subsection 1.2(a), it shall pay Employee on the effective date of such termination an amount equal to one year of Employee's Base Salary at the then current rate.

         Section 1.3. EARLY TERMINATION WITHOUT CAUSE.

                  (a) Either party may terminate this Agreement without cause at any time upon ninety (90) days' prior written notice to the other. This ninety
(90) day period is hereinafter referred to as the "Notice Period." In the event of such termination, the following provisions apply:

                           (i) Notwithstanding anything to the contrary
contained in this Agreement, in the event that Employer terminates this Agreement without cause, Employee, if requested by Employer, shall continue to perform his obligations and duties under this Agreement and assist with the transition of duties to a new executive during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed.

                           (ii) In the event that Employee terminates this
Agreement or otherwise resigns his position with Employer without cause, Employee shall be entitled only to Employee's Base Salary and bonus, if any, accrued through the effective date of termination, plus any accrued but unused vacation time. If requested by the Employer, Employee will perform his regular duties during the Notice Period and assist in the transition of duties to a new executive.

                  (b) In the event of termination of this Agreement pursuant to Subsection 1.3(a), Employer shall pay to Employee on the effective date of such termination an amount equal to the sum of (i) Employee's Base Salary to

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the date of termination; (ii) an amount equal to Employee's Base Salary for the balance of the Term but no less than three (3) years, without regard to its termination, (iii) an amount equal to the cost of benefits which Employee would have received during the balance of the term of this Agreement without regard to its termination and (iv) any accrued but unused vacation time.

                  (c) This Agreement shall terminate upon the death or total and permanent disability of Employee. Employee shall be deemed to be totally and permanently disabled in the event that he is unable to regularly and consistently perform his normal duties as contemplated hereunder for a continuous period of six (6) months. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay to Employee upon such termination Employee's Base Salary accrued through the date of Employee's death or the end of the six (6) month period during which he or she becomes totally and permanently disabled, as the case may be.

         Section 1.4. EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION.

                  (a) This Agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

                  (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Employer's assets.

                                     PART 2.
                               DUTIES OF EMPLOYEE

         Section 2.1. GENERAL DUTIES. Employee shall serve as Vice President, Chief Operations Officer and a Director of Employer. Employee shall direct the day-to-day operations of Employer, supervise Employer's personnel and implement policies and plans appropriate to carry out the operational, financial and business objectives of Employer, subject always to the policy set by Employer. Specific responsibilities are outlined in Exhibit A, hereto. Employer shall provide Employee with an office, facilities, equipment and personnel in

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keeping with the position to which he is employed and as necessary to assist in the proper function of his job.

         Section 2.2. MATTERS REQUIRING CONSENT OF EMPLOYER. Employee shall not, without specific approval of Employer, do or contract any of the following:

                  (a) Borrow on behalf of Employer any amount in excess of $100,000 unless previously approved by Employer;

                  (b) Permit any customer of Employer to become indebted to Employer except in the normal course of business;

                  (c) Purchase capital equipment inconsistent with previously approved operational programs;

                  (d) Sell any single capital asset of Employer except in the normal course of business;

                  (e) Bind Employer to any contract or agreement, or financial obligation which is inconsistent with the Employer's business plan;

                  (f) Commit Employer to any merger or acquisition, without Board approval;

                  (g) Enter into any agreements, contracts or transactions inconsistent with written Employer policies.

         Section 2.3. DEVOTION OF TIME TO EMPLOYER'S BUSINESS. Employee shall devote his productive time, ability, and attention to the business of Employer during the term of this Agreement. Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization for compensation without the prior written consent of Employer.

                                     PART 3.
                            COMPENSATION OF EMPLOYEE

         Section 3.1. SALARY. As compensation for his services hereunder, Employee shall receive a salary at the rate of Two Hundred Twenty-Five

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Thousand Dollars ($225,000) per annum, exclusive of the Employer benefits to
Employee described elsewhere in this Agreement, payable in equal installments every other week on Employer's standard payment dates. Nothing contained herein is intended to prohibit Employer from making salary increases based upon business growth and/or executive performance by Employee as determined annually by Employer.

         Section 3.2. NONSTATUTORY STOCK OPTION. The Employer hereby grants Employee an option to purchase three million (3,000,000) shares of common stock of Employer at a purchase price of fifty-five cents ($0.55)per share. The number of shares subject to this option shall be proportionately adjusted for any change in the stock structure of Employer because of share dividends, recapitalizations, reorganizations, mergers, or otherwise. The option is not assignable and may only be exercised by Employee during the term of employment under this agreement; provided, however, that in the event that the employment term is terminated by Employer for reasons other than cause against Employee, Employee shall retain the right to exercise any unused portion of the option until May 1, 2006. The option may be exercised in whole or in part but may only be exercised in lots of one hundred thousand (100,000) shares or more. Upon exercise Employer will bonus to Employee $0.20 per share for each share exercised by Employee up to an aggregate of Six Hundred Thousand Dollars ($600,000). Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised that option and has become the shareholder of record of those shares.

                                     PART 4.
                                EMPLOYEE BENEFITS

         Section 4.1. USE OF AUTOMOBILE. Employer shall provide an automobile allowance to Employee of no less than Eight Hundred Dollars ($800) per month or such greater amount as is necessary to provide Employee with an executive automobile, plus the cost of gas, oil, maintenance, and insurance expenses of said automobile.

         Section 4.2. MEDICAL COVERAGE. Employer agrees to provide Employee and Employee's immediate family eligible dependents with a standard Medical benefit package, as offered to other executives of Employer, throughout the term of this Agreement.

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         Section 4.3. DENTAL COVERAGE. Employer agrees to provide Employee and
Employee's immediate family eligible dependents with a standard Dental benefit package, as offered to other executives of Employer, throughout the term of this Agreement.

         Section 4.4. LIFE INSURANCE. Employer agrees to obtain a life insurance policy on the life of Employee in the face amount of at least Five Hundred Thousand Dollars ($500,000), which amount is to be made payable to the beneficiary or beneficiaries designated by Employee. Employer agrees to pay all premiums on the policy during the term of employment provided herein. Upon termination of this Agreement Employer agrees to transfer ownership of said policy to Employee.

         Section 4.5. VACATION. Employee shall be entitled to six (6) weeks of fully compensated vacation time per annum. Vacation time shall cease to accrue at such times as an amount equal to the aggregate of two (2) years of vacation time shall have been earned and not have been used until such time as it shall be used.

         Section 4.6. HOLIDAY BENEFITS. Employee shall receive, throughout the term of this Agreement, the standard holiday benefits, as pro rata accumulated, as offered to other employees of Employer, which are a minimum of seven full days and two one-half (1/2) days per annum.

         Section 4.7. SICK LEAVE BENEFIT. Employer agrees to provide Employee throughout the term of this Agreement with up to a maximum of twelve (12) days in aggregate sick leave per annum, as pro rata accumulated, for bona fide illness/injury, without loss of compensation. Sick leave benefit shall be cumulative and credited unto future years, if not utilized concurrently. Accumulated sick leave which has been earned and not taken will be paid at fifty (50%) percent upon termination after two (2) years of full-time service.

         Section 4.8. PROFESSIONAL FEES/JOURNALS/SOCIETY MEMBERSHIPS STIPEND. Employer shall pay Employee One Thousand ($1,000) dollars per annum to help reimburse Employee's miscellaneous costs in maintaining professional relationships.


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         Section 4.9. DIRECTORS AND OFFICERS INSURANCE. Employer shall provide
Employee with a standard directors and officers insurance policy, as provided by Employer to other directors and/or officers.

         Section 4.10. WORKER'S COMPENSATION COVERAGE BENEFIT. Employer shall provide Employee with a Worker's Compensation insurance coverage throughout the term of this Agreement.

         Section 4.11. PERSONAL LEAVE BENEFIT. Employee shall be entitled to one
(1) personal day per annum as pro rata accumulated, off duty throughout the term of this Agreement without the loss of compensation.

         Section 4.12. PROFIT SHARING, Bonus and Retirement Plan Benefit. Employee shall be entitled to participate on the same terms and conditions as other employees in Employer's 401(k) qualified Profit-Sharing and Retirement Plan and any other stock option or bonus programs.

         Section 4.13. MEDICAL INSURANCE COVERAGE, IF DISABLED. Employer shall continue to provide and pay for Employee's existing medical insurance coverage, if Employee becomes disabled, up until age 65, or until Employee becomes eligible for any alternate medical benefits program, if sooner.

         Section 4.14. USE OF CELLULAR PHONE. Employer shall provide Employee with a cellular phone and cover all associated fees.

                                     PART 5.
                                BUSINESS EXPENSES

         Section 5.1. BUSINESS EXPENSES. The services required by Employer will require Employee to incur business expenses on behalf of Employer, and Employer hereby agrees to reimburse Employee for all bona fide and reasonable expenses, provided that such expenses are documented by invoice to Employer.

         Section 5.2. OTHER BUSINESS EXPENSES. Employer will promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer, including, but not limited to, travel, society dues and state licenses required by the business.



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                                     PART 6.

                               GENERAL PROVISIONS

         Section 6.1. DISAGREEMENTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, and court costs in addition to any other relief to which it may be entitled.

         Section 6.2. NOTICES. Any notices to be given herein by either Party to the other may be effected by personal delivery in writing, or by mail, registered, or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Parties at the addresses appearing in the introductory paragraph of this Agreement, but each Party may change its or his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of three (3) days after mailing.

         Section 6.3. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto, with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, originally, or otherwise, have been made by either Party, or any one acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be effec tive unless it is in writing, signed by the Party to be charged therewith.

         Section 6.4. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         Section 6.5. CONFIDENTIALITY. In the course of performing services as provided herein, Employee shall be engaged on behalf of Employer and use files, records, agreements, documents, client lists, and other information of a confidential nature, all of which are the property of and of great value to Employer in connection with such business. Employee shall not give, sell, loan, communicate, or otherwise disclose any of such information or materials, except in the course of performing services as provided herein for the sole and exclusive benefit of Employer. Upon termination of this Agreement, Employee

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shall return to Employer forthwith any and all of the Employer's records, documents, and materials in Employee's possession or control, and Employee shall not directly or indirectly use for Employee's benefit, or for the benefit of any other person, firm or corporation, any of such confidential materials as shall have come into Employee's possession, use, or attention, in the course of, or as a result of, this association with Employer, as such relates to Employer's business.

         Section 6.6. NON-SOLICITATION AGREEMENT.

                  (a) Employee agrees for a period of one (1) year after termination of this Agreement, not to solicit any hospital, clinic, healthcare facility or other client having a contractual or business relationship with Employer or any of its affiliates or subsidiaries, or any identified prospect or identified potential client to which a marketing proposal or presentation was made during the one (1) year period immediately preceding the termination of this Agreement, involving the provision of imaging or radiation therapy healthcare services. The agreement in the preceding sentence shall not relate to solicitations (i) by the Employee with respect to a business or activity in which the Employer or its affiliates are not involved or (ii) with respect to any business arrangement which is to be conducted more than thirty (30) miles from any location of Employer or its affiliates as of the effective date of termination.

                  (b) During the one (1) year period after termination of employ ment hereunder, Employee shall not, without the prior written consent of Employer, which consent shall not be unreasonably withheld, become employed by or make, directly or indirectly, any proposal to acquire, alone or with others, any business or entity, as to which substantive discussions involving a potential acquisition, joint venture or other similar or comparable business arrangement have been conducted by Employee or on behalf of Employer, or any of its affiliates or subsidiaries during the one (1) year period immediately preceding the termination of this Agreement.

                  (c) Employee further agrees to refrain from any activity of any nature intended or reasonably calculated to result in the termination or cancellation of any contractual or business arrangement between Employer or any of its affiliates or subsidiaries and any insurer, client, facility or other business or entity during the one (1) year period after termination of employment hereunder.

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                  (d) Nothing in this Agreement shall prevent Employee from
making passive investments in third parties so long as such investments do not require Employee to perform any services in connection with any such investments in such third parties.

                  (e) Employee shall not during a one (1) year period after the termination of this Agreement, solicit or seek to influence, either directly or indirectly, any employee or any healthcare provider under contract with Employer or any of its affiliates or subsidiaries, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with Employer or any of its affiliates or subsidiaries.

         Section 6.7. BREACH AND REMEDIES.

                  (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 6.5 and 6.6 may result in immediate and irreparable injury to Employer. Accordingly, Employee agrees that in addition to any rights or remedies available to Employer for a breach by Employee of said sections, Employer shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting Employer from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

                  (b) The periods of time provided for in Sections 6.5 and 6.6 shall be extended by any period of violation or periods of time required to resolve by arbitration, not to exceed 45 days, any dispute regarding the provisions thereof.

                  (c) Employee hereby acknowledges that the covenants set forth in Sections 6.5 and 6.6 are reasonable in all respects and are necessary to protect the legitimate business interests of Employer. In the event that any of the provisions of this Agreement are found to be unenforceable or void (either in whole or in part), then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the balance of this Agreement will remain in full force and effect. It is the intention of the parties to restrict the activities of Employee only to the extent necessary to protect the

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legitimate business interests of Employer, its subsidiaries and/or affiliates, and not to deprive Employee of the right to earn a livelihood.

         Section 6.8. WAIVER. No waiver by any Party to this Agreement of any provision hereof, shall be deemed to be a waiver of any other provision hereof, or any subsequent breach of the same, or any other provision by any other Party or Parties hereto.

         Section 6.9. AMENDMENTS. This Agreement may not be modified or amended, except in writing executed by the Parties hereto.

         Section 6.10. BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, their respective representatives, successors in interest and assigns.

         Section 6.11. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

EMPLOYER:

PRIMEDEX HEALTH SYSTEMS, INC.



By: /s/ Howard G. Berger, M.D.                    Date:
   --------------------------------------------   ------------------------------
   Howard G. Berger, M.D., President


EMPLOYEE:


 /s/ Norman Hames                                 Date:
-----------------------------------------------   ------------------------------
         Norman Hames



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                                    EXHIBIT A

                                       TO

                      EMPLOYMENT AGREEMENT OF NORMAN HAMES

                            Specific Responsibilities
                            -------------------------

He shall guide the operations of Primedex Health Systems, Inc., and its subsidiaries ("PHS"). As Chief Operations Officer of PHS, he is responsible for directing the business with the objective of providing maximum profit and return on invested capital; establishing current and long-range objectives, plans and policies subject to the approval of the Board of Directors; and representing PHS with its major customers and the public.

Develops the basic objectives, and operating plans of PHS; submits these to the Board for its approval.

Insures that PHS policies are uniformly understood and properly interpreted and administered by subordinates; reviews and approves proposed internal policies of subordinate units.

Insures that adequate plans for future development and growth of PHS are prepared, and participates in their preparation; periodically presents such plans for general review and approval by the Board.

Analyzes operating results of PHS and its principal components relative to established objectives and insures that appropriate steps are taken to correct unsatisfactory conditions.

Reviews projections of the PHS working capital requirements.

Establishes and maintains an effective system of communications throughout PHS.

Prescribes the specific limitations of the authority of subordinates regarding policies, contractual commitments, expenditures, and personnel actions.


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Reviews and approves the appointment, employment, transfer or termination of key executives. Insures the adequacy and proper utilization of the services provided by the corporate staff units and resolves any conflicts arising between operating groups, staff units and other elements under immediate supervision.

Plans for the development of human resources within PHS and maintains programs which will encourage successful future management of PHS.

Takes necessary actions to protect and enhance PHS's investments in subsidiaries and affiliates within PHS.

Represents PHS, as appropriate, in its relationships with major customers, suppliers, competitors, professional societies and similar groups.











                                  EXHIBIT 10.15